Exhibit 4.24

NINTH LOAN MODIFICATION AGREEMENT

THIS NINTH LOAN MODIFICATION AGREEMENT (the “Ninth Modification Agreement”), is made as of the 10th day of March, 2020, by and between OPTICAL CABLE CORPORATION, a Virginia corporation (the “Borrower”), and PINNACLE BANK, a Tennessee banking corporation, successor in interest through name change and by merger with Bank of North Carolina (the “Lender”).

RECITALS

A.     The Borrower and Bank of North Carolina entered into that certain Credit Agreement dated April 26, 2016, as amended and modified by Loan Modification Agreement dated December 21, 2016, and by Second Loan Modification Agreement dated February 28, 2017, and by Third Loan Modification Agreement dated April 27, 2017, and by Fourth Loan Modification Agreement dated April 10, 2018, and by a Fifth Loan Modification Agreement dated October 15, 2018, and by a Sixth Modification Agreement dated April 30, 2019 and by a Seventh Loan Modification Agreement dated September 11, 2019 and by an Eighth Loan Modification Agreement dated January 20, 2020 (the “Eighth Amendment” and collectively, the “Credit Agreement”). Pursuant to the Credit Agreement, the Borrower made and delivered certain Notes described therein.

B.     The Borrower and the Lender desire to amend and modify the terms of the Credit Agreement, as provided herein. Lender is the holder of the Credit Agreement and the Notes described therein.

NOW, THEREFORE, in consideration of the mutual promises and conditions contained herein, the parties hereto agree as follows:

1.     The foregoing recitals are incorporated in and constitute terms of this Agreement.

2.     Capitalized terms contained in this Agreement which are not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

3.     In exchange for the consideration set forth in this Section 3, Lender and Borrower agree as follows:

a.	As previously agreed in the Eighth Amendment, to pay down the aggregate outstanding principal balance on the Term Loan Notes in the total amount of $200,000, on or before April 15, 2020.

b.	For the Borrower’s fiscal quarters ended January 31, 2020 and ending April 30, 2020 only, Section 7.6 of the Credit Agreement (Debt to Worth Ratio) shall be suspended.

c.	For the Borrower’s fiscal quarters ended January 31, 2020 and ending April 30, 2020 only, Section 7.7 of the Credit Agreement (Current Ratio) has been suspended.

d.

Borrower shall engage in good faith to negotiate a letter of intent or similar expression of interest to refinance the Revolving Credit Note by March 31, 2020 and enter into a financing commitment letter, similar equity commitment or combination thereof relating to the financing by May 1, 2020 with closing planned on or before June 30, 2020.

4.     Except as expressly amended and modified hereby, all terms and conditions of the Credit Agreement and the Financing Documents remain unchanged, and of full force and effect in accordance with their terms. The amendments and modifications contained in this Agreement do not constitute or create a novation of the Credit Agreement, the Notes, or any of the other Financing Documents, or the obligations of the Borrower evidenced thereby.

5.     The Borrower hereby acknowledges the Lender's performance of all of the Lender's obligations under the Financing Documents, ratifies all of the Financing Documents, as expressly amended and modified hereby, and certifies that they are enforceable in accordance with their terms, without defense or offset.

6.     The Borrower represents and warrants to the Lender to induce the Lender to enter into this Ninth Modification Agreement, that the execution, delivery and performance of this Agreement has been duly authorized by all requisite action and such authorization has not been rescinded, and that all representations and warranties made by it in the Financing Documents are true, correct and enforceable on and as of the date hereof.

7.     The effective date of this Ninth Modification Agreement shall be January 31, 2020.

8.     This Ninth Modification Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia. The parties consent to the jurisdiction and venue of the courts of the Commonwealth of Virginia, specifically to the courts of the City of Roanoke, Virginia, and to the jurisdiction and venue of the United States District Court for the Western District of Virginia in connection with any action, suit or proceeding arising out of or relating to this Agreement.

9.     This Ninth Modification Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.     This Ninth Modification Agreement may be signed in several counterparts, each of which shall be an original and all of which shall constitute one and the same document.

IN WITNESS WHEREOF, the parties have caused this Ninth Modification Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

[The signature pages follow]

Signature Page of Borrower

Witness:	BORROWER: OPTICAL CABLE CORPORATION

/s/ Matt Arnold	By:	/s/ Tracy G. Smith	(Seal)
Matt Arnold		Tracy G. Smith
Chief Financial Officer & Senior Vice President

Signature Page of Lender

Witness:	LENDER: PINNACLE BANK

/s/ Lynn Everhart	By:	/s/ Marcus William	(Seal)
Lynn Everhart		Marcus William
Senior Vice President